As Filed with the Securities and Exchange Commission on July 22, 1997
                                                     REGISTRATION NO. 333-
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE PROFIT RECOVERY GROUP
                               INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          GEORGIA                                     58-2213805
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

                            2300 WINDY RIDGE PARKWAY
                                 SUITE 100 NORTH
                           ATLANTA, GEORGIA 30339-8426
                                 (770) 955-3815
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
     CLINTON MCKELLAR, JR., ESQ.                COPIES OF COMMUNICATIONS TO:
THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.    B. JOSEPH ALLEY, JR., ESQ.
      2300 WINDY RIDGE PARKWAY                  ARNALL GOLDEN & GREGORY, LLP
          SUITE 100 NORTH                         2800 ONE ATLANTIC CENTER
    ATLANTA, GEORGIA 30339-8426                  1201 WEST PEACHTREE STREET
          (770) 955-3815                             ATLANTA, GEORGIA 30309
                                                         (404) 873-8500
(Name, address, including zip code and telephone number, including area code, of agent for service)

                                 ---------------
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
             SECURITIES TO THE PUBLIC: From time to time after this
                    Registration Statement becomes effective.
                                 ---------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                               Proposed Maximum       Proposed Maximum
       Title of Each Class of       Amount to be Registered Offering Price Per Share(1Aggregate Offering       Amount of
    Securities to be Registered                                                         Price(1)       Registration Fee(1)
-----------------------------------------------------------------------------------------------------------------------------

Common Stock, no par value              166,559 Shares              $16.75              $2,789,863.25          $845.42
=============================================================================================================================

(1) Calculated pursuant to Rule 457(c) and based on the average of the high and low prices of the Company's Common Stock on July 18, 1997 as reported on The Nasdaq Stock Market.
                               ------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 22, 1997

                                   PROSPECTUS

                  THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

                         166,559 SHARES OF COMMON STOCK

                             NO PAR VALUE PER SHARE

     This Prospectus relates to an aggregate of 166,559 shares of Common Stock, no par value per share (the "Common Stock"), of The Profit Recovery Group International, Inc., a Georgia corporation ("PRGX" or the "Company"). All of the Common Stock offered hereby may be sold from time to time by and for the account of the Selling Shareholders named in this Prospectus (the "Selling Shareholders"), or for the account of pledgees, donees, transferees or other successors in interest of the Selling Shareholders. See "Selling Shareholders" herein.

     The methods of sale of the Common Stock offered hereby are described under the heading "Plan of Distribution." The Company will receive none of the proceeds from such sales. Except as set forth below, the Company will pay all expenses (other than underwriting and brokerage expenses, fees, discounts, and commissions, all of which will be paid by the Selling Shareholders) incurred in connection with the offering described in this Prospectus. The lesser of one-half of all expenses incurred or $6,000 will be paid by one of the Selling Shareholders. See "Selling Shareholders" herein.

     The Selling  Shareholders  and any  broker-dealers  that participate in the distribution of the Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under the 1933 Act. Upon the Company's being notified by the Selling Shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, disclosing among other things the names of such brokers and dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     Sales of the Common Stock may also be made for the account of the Selling Shareholders, or for the account of donees, transferees or other successors in interest of the Selling Shareholders, pursuant to Rule 144 under the 1933 Act. The Common Stock of the Company is listed on The Nasdaq Stock Market's National Market System (Symbol: PRGX). On July 18, 1997, the closing price of the Common Stock was $17.00 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                THE DATE OF THIS PROSPECTUS IS __________, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the Commission at the Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of The Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006-1500, on which the Company's Common Stock is listed. In addition, the Commission maintains a site on the World Wide Web portion of the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on Form S-3, as amended (the "Registration Statement"), of which this Prospectus is a part. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; and while the Company believes the descriptions of the material provisions of such contracts, agreements and other documents contained in this Prospectus are accurate summaries of such material provisions, reference is made to such contract, agreement or other document filed as an exhibit to the Registration Statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

     NOTE: THE DISCUSSIONS IN THIS PROSPECTUS CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS THAT ARE SUBJECT TO THE SAFE HARBOR CREATED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. A NUMBER OF IMPORTANT FACTORS COULD CAUSE THE COMPANY'S ACTUAL RESULTS FOR 1997 AND BEYOND TO DIFFER MATERIALLY FROM PAST RESULTS AND FROM THOSE EXPRESSED OR IMPLIED IN ANY FORWARD LOOKING STATEMENTS MADE BY, OR ON BEHALF OF, THE COMPANY. THESE FACTORS INCLUDE, WITHOUT LIMITATION, THOSE LISTED UNDER THE HEADING "RISK FACTORS."

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company hereby incorporates by reference in this Prospectus the following documents previously filed with the Commission pursuant to the Exchange Act: (i) Annual Report of the Company on Form 10-K for the year ended December 31, 1996, (ii) Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1997, and (iii) the description of the Company's Common Stock contained in the Company's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to The Profit Recovery Group International, Inc., Attn:

Chief Financial Officer, 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426, telephone (770) 955-3815.

                                   THE COMPANY

     The Company is a leading provider of accounts payable and other recovery audit services to large retailers and other transaction-intensive companies. In businesses with large purchase volumes and continuously fluctuating prices, some small percentage of erroneous overpayments to vendors is inevitable, resulting in "lost profits." The Company identifies and documents these overpayments by using sophisticated proprietary technology and advanced audit techniques and methodologies, and by employing highly trained, experienced recovery audit specialists. The Company continuously updates and refines its proprietary databases that serve as a central repository reflecting its auditors' experiences, vendor practices and knowledge of regional and national pricing information, including seasonal allowances, discounts and rebates, but excluding confidential client data.

     The earliest of the Company's predecessors were formed in November 1990, and in early 1991 acquired the operating assets of Roy Greene Associates, Inc. and Bottom Line Associates, Inc. which were formed in 1971 and 1985, respectively. In January 1995, the Company's predecessors acquired the operating assets of Fial & Associates, Inc., a direct competitor. The predecessor business entities that comprised the Company generally were either Subchapter S corporations or partnerships, all under common ownership and control. In April 1995, the Company's predecessors reorganized and its international entities became C corporations. Additionally, prior to the Company's March 1996 initial public offering, all domestic entities became C corporations. Subsequent to the Company's initial public offering, the Company has conducted its operations through its various wholly-owned domestic and international subsidiaries.

     The Company has operations outside the United States in Australia, Belgium, Canada, France, Germany, Mexico, The Netherlands, New Zealand, the United
Kingdom and portions of Asia, including Hong Kong, Indonesia, Malaysia, Singapore, Taiwan and Thailand.


                               RECENT DEVELOPMENTS

     On May 23, 1997, pursuant to an Agreement and Plan of Reorganization, The Hale Group, a California corporation ("Hale"), a provider of recovery audit services primarily for companies engaged in the healthcare business, was merged into the Company's wholly-owned subsidiary, Accounts Payable Recovery Services, Inc., a Georgia corporation. Pursuant to the merger, the Company issued 75,000 shares of its Common Stock and paid approximately $800,000 in cash to the former Hale shareholders. The Company also assumed approximately $260,000 of indebtedness and other liabilities.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.

SEASONALITY; FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company has experienced and expects to continue to experience significant seasonality in its business. The Company typically realizes higher revenues and operating income in the last two quarters of its fiscal year, reflecting the inherent purchasing and operational cycles of the retailing industry, which is the principal industry currently served by the Company. Quarterly operating results also are affected by the timing of acquisitions and the timing and magnitude of expenses associated with entering new markets. Fluctuations in quarterly operating results may result in volatility in the price of the Common Stock.

DEPENDENCE ON KEY CLIENTS

     For the year ended December 31, 1996, the Company derived 14.4% of its revenues from Wal-Mart Stores, Inc. and its affiliates ("Wal-Mart") and 34.6% of revenues from its five largest clients (including Wal-Mart) as compared to 12.7% and 30.1%, respectively, for 1995 and 15.5% and 44.0%, respectively, for 1994. The Company anticipates that its reliance on any individual client or its five largest clients will decrease over time as its client base increases. Nevertheless, there can be no assurance that the Company's client base will increase or that the Company's largest clients will continue to utilize the Company's services at the same level. In addition, should one or more of such large clients file for bankruptcy or otherwise cease to do business with the Company, the Company's business, financial condition and results of operations could be materially and adversely affected.

UNCERTAINTY  OF  REVENUE  RECOGNITION   ESTIMATES  AND  COLLECTION  OF  CONTRACT
RECEIVABLES

     The Company recognizes revenue at the time overpayment claims are presented to and approved by clients, as adjusted for estimated uncollectible claims. Submitted claims that are not approved by the clients for whatever reason are not considered when recognizing revenues. Estimated uncollectible claims initially are established, and subsequently adjusted, for each individual client based on historical collection rates, types of claims identified, current industry conditions and other factors which, in the opinion of management, deserve recognition. There can be no assurance that these estimates of uncollectible claims will be adequate, and if underestimated, the Company's financial condition and results of operations could be materially and adversely affected.

     Claims subsequently are processed by clients and generally taken as credits against outstanding payables or future purchases from the involved vendors. Once credits are taken, the Company invoices its clients for its contractually stipulated percentage of the amounts recovered. The Company's contract receivables as of any balance sheet date are largely unbilled because the Company does not control the timing or extent of client claims processing, and because the timing of a client's payments for future purchases from the involved vendors is outside the Company's control. Consequently, there can be no assurance that the Company will collect its contract receivables because it is dependent on its clients pursuing such claims. This lengthy revenue and cash receipts cycle also subjects the Company to increased risk that contract receivables will not be collected because (i) the client or the involved vendors may file for bankruptcy protection, or (ii) the client may cease to do business with the involved vendors, thus eliminating the ability to take a credit against current and future purchases.

MANAGEMENT OF EXPANDING OPERATIONS

     The Company recently has experienced a period of growth that placed significant additional responsibilities on its operational, managerial and other resources. There can be no assurance that the Company will be able to hire and retain a sufficient number of qualified auditors to meet its anticipated growth or, if hired, that the Company will be able to provide the depth of training it is currently providing, or that a sufficient number of qualified non- auditor personnel can be hired to support the activities of such additional auditors. In particular, as the Company expands internationally, it will need to hire, train and retain qualified personnel in countries where language, cultural or regulatory impediments may exist. The Company's ability to manage its growth successfully will require continued improvement in its operational, managerial and financial systems controls. If the Company's management is unable to manage growth effectively, the Company's business, financial condition and results of operations could be adversely affected.

INTERNATIONAL OPERATIONS

     Although the Company derived only 18.9% of its revenues from international operations in 1996, the Company is relying heavily on rapid and sustained international expansion to achieve its long-term growth objectives. The Company currently operates outside the United States in Australia, Belgium, Canada, France, Germany, Mexico, The Netherlands, New Zealand, the United Kingdom and portions of Asia, including Hong Kong, Indonesia, Malaysia, Singapore, Taiwan and Thailand, and anticipates commencing operations in South Africa and South America during 1997. Although the Company's recovery audit services constitute a generally accepted business practice among retailers in the U.S. and in certain other countries, the services offered by the Company have not yet become generally accepted retailing business practice in many international markets. There can be no assurance that the Company's services will be accepted by retailers, vendors or other involved parties in such foreign markets. The failure of such parties to accept and utilize the services offered by the Company could have a material adverse effect on the Company's results of operations and growth.

     International revenues are subject to inherent risks, including political and economic instability, difficulties in staffing and managing foreign operations and in accounts receivable collections, fluctuating currency exchange rates, costs associated with localizing service offerings in foreign countries, unexpected changes in regulatory requirements, difficulties in the repatriation of earnings and burdens of complying with a wide variety of foreign laws and labor practices. The Company has encountered, and expects to continue to encounter, significant expense and delays in expanding its international operations because of language and cultural differences, and staffing, communications and related issues.

     In the Company's experience, entry into new international markets requires significant management time as well as start-up expenses for market development, hiring and establishing office facilities before any significant revenues are generated. As a result, initial operations in a new market typically operate at low margins or may be unprofitable. The Company's international expansion strategy will require substantial financial resources and may result in the Company incurring additional indebtedness and dilutive issuances of equity securities. There can be no assurance that such financing will be available to the Company on terms and conditions acceptable to the Company.

REVISED AUDITOR COMPENSATION PROGRAM

     The Company has developed a revised compensation program for its non-management domestic field auditors which it believes will more equitably compensate these individuals for their unique experience, skills and contributions in meeting Company objectives. The revised program has been designed with considerable input from auditor focus groups, has been subjected to thorough in-house testing, and has undergone extensive field tests in the first quarter of 1997. The revised program was implemented in May 1997. The Company has attempted to design the revised program such that future aggregate domestic auditor compensation expense will be unchanged from aggregate amounts which would otherwise be paid under the existing program. Although the Company and certain of its domestic auditors have expended considerable time and resources to design the revised program, there can be no assurance that it will meet its design objectives. If the design objectives of the revised compensation program are not achieved, the Company's domestic costs and revenues could be materially and adversely affected.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; INTELLECTUAL PROPERTY RIGHTS

     The Company's operations could be materially and adversely affected if it were not able to adequately protect its proprietary software, audit techniques and methodologies and other proprietary intellectual property rights. The Company relies upon a combination of the trade secret laws, nondisclosure and other contractual arrangements and technical measures to protect its proprietary rights. Although the Company presently holds U.S. registered trademarks and U.S. registered copyrights on certain of its proprietary technology, there can be no assurance that it will be able to obtain similar protection on its other intellectual property. The Company generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to, and distribution of, its proprietary information. There can be no assurance, however, that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. Further, the Company's competitors may independently develop technologies that are substantially equivalent or superior to the Company's technology. Although the Company believes that its services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future.

COMPETITION

     The recovery audit business is highly competitive. The competitive factors affecting the market for the Company's recovery audit services include: establishment and maintenance of client relationships, quality and quantity of claims identified, experience and professionalism of audit staff, rates for services, technology and geographic scope of operations. The Company's principal competitors include local or regional firms and one firm, Howard Schultz &
Associates, with a network of affiliate organizations in the U.S. and abroad. Management believes this affiliated network has been in operation longer than the Company and may have achieved greater revenues than the Company in 1996. There can be no assurance that the Company will continue to be able to compete successfully with such firms. In addition, competitive pricing pressures could adversely affect the Company's margins and may have a material adverse effect on the Company's business, financial condition and results of operations.

ACQUISITIONS

     Thus far during 1997, the Company has acquired three complimentary businesses, Shaps Group, Inc., Accounts Payable Recovery Service, Inc. and The Hale Group. In addition, the Company intends to aggressively pursue possible future acquisitions. While there are currently no commitments with respect to any significant acquisitions, management frequently evaluates strategic opportunities and the Company is pursuing, and intends to continue to pursue, the acquisition of domestic and international businesses, including both direct competitors and businesses providing other types of recovery services. Future acquisitions may include much larger businesses than those acquired to date. There can be no assurance, however, that the Company will be successful in consummating further acquisitions due to factors such as receptivity of potential acquisition candidates and valuation issues. Additionally, there can be no assurance that future acquisitions, if consummated, can be successfully assimilated into the Company. Future acquisitions by the Company may result in the diversion of management's attention from day-to-day operations and may include numerous other risks, including difficulties in the integration of the operations, technology and personnel of the acquired companies. Moreover, future acquisitions by the Company may result in dilutive issuances of equity securities, the incurrence of additional debt and amortization expenses related to goodwill and other intangible assets that may materially and adversely affect the Company's operating results. There can be no assurance that the acquisition opportunities will continue to exist, that the Company will be able to acquire business operations or companies that satisfy the Company's acquisition criteria, or that any such acquisitions will be on terms favorable to the Company.

DEPENDENCE ON KEY PERSONNEL

     The development of the Company's business and its operations have been materially dependent upon the active participation of John M. Cook, Michael A. Lustig and its other executive officers and key employees. The loss of the services of one or more of these persons could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company has entered into employment agreements with Mr. Cook, Mr. Lustig and other members of management. The Company also maintains key man life insurance policies in the aggregate amount of $13.8 million on the life of Mr. Cook.

CONTROL BY MANAGEMENT

     Executive officers and directors of the Company, collectively, beneficially own approximately 65% of the outstanding Common Stock. As a result, members of management collectively have the power to elect the Board of Directors of the Company, to approve or disapprove any other matters requiring shareholder approval without the vote of any other shareholders and effectively to control the affairs and policies of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation and Bylaws and Georgia law contain provisions that may have the effect of delaying, deferring or inhibiting a future acquisition of the Company not approved by the Board of Directors in which the shareholders otherwise might receive an attractive value for their shares or that a substantial number or even a majority of the Company's shareholders might believe to be in their best interest. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors of the Company in connection with the transaction. These provisions include a staggered Board of Directors, special meeting call restrictions and the ability of the Board of Directors to consider the interests of various constituencies, including employees, clients and creditors of the Company and the local community. In addition, the Company's Articles of Incorporation authorize the Company to issue shares of preferred stock with such designations, powers, preferences and rights as may be fixed by the Board of Directors, without any further vote or action by the shareholders. Such provisions also could discourage bids for the shares of Common Stock at a premium, as well as create a depressive effect on the market price for the shares of Common Stock.

INDEMNIFICATION AND LIMITATION ON LIABILITY

     The Company's Articles of Incorporation and Bylaws limit the liability of its directors to the fullest extent permitted under the laws of the State of Georgia. The Company's Bylaws provide that the Company shall indemnify its directors and officers and that the Company has the power to indemnify its employees and other agents to the maximum extent possible and in a manner permitted by Georgia law. In addition, the Company's shareholders have approved, and the Company has entered into, individual agreements to indemnify its directors and certain officers.

VOLATILE STOCK PRICE

     The Company's Common Stock is traded on The Nasdaq Stock Market. The Company's Common Stock was initially offered to the public on March 26, 1996 at $11.00 per share. Following the Company's initial public offering, the trading price of the Common Stock has been subject to fluctuations, with a high close of $23 1/4 on August 16, 1996 and a low close of $11 1/16 on March 19, 1997. As of July 18, 1997 the Common Stock closed at $17.00. In addition, future announcements concerning the Company or its key clients or competitors, technological innovations, government regulations, litigation or changes in earnings estimates by analysts may cause the market price of the Common Stock to fluctuate substantially. Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results.

CLIENT BANKRUPTCIES

     The Company currently derives a substantial portion of its revenues from clients in the retailing industry. The retailing industry is an intensely competitive environment, and retailer bankruptcy filings are not uncommon. During 1996, 1995 and 1994, certain of the Company's domestic retailing clients filed for bankruptcy protection, resulting in aggregate net charges to operations of $403,000, $468,000 and $247,000, respectively. Future bankruptcy filings by the Company's clients, particularly any of the Company's key clients, could have a material adverse effect on the Company's business, financial condition and results of operations.



                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     The Profit Recovery Group International, Inc. Common Stock to which this Prospectus relates is being offered by former shareholders (the "Shaps Selling Shareholders") of Shaps Group, Inc., a California corporation ("Shaps"), and by Mr. Louis D. Lerner ("Lerner"), a former shareholder of Accounts Payable Recovery Services, Inc., a Texas corporation ("APRS") (the Shaps Selling Shareholders and Lerner are collectively referred to herein as the "Selling Shareholders"). The Company acquired substantially all of the assets of Shaps effective as of January 1, 1997. An aggregate of 375,000 shares were issued to the Shaps Selling Shareholders in connection with the acquisition. The Shaps Selling Shareholders received demand registration rights with respect to all of the shares of The Profit Recovery Group International, Inc. Common Stock received by them pursuant to the acquisition, and have exercised their rights with respect to 153,500 shares of Common Stock as to which their demand rights were currently exercisable. Mr. Lerner acquired his shares of Common Stock in connection with the Company's acquisition of APRS in February 1997. Although Mr. Lerner acquired registration rights with respect to his shares, they do not begin to become exercisable until 1998. The Company has agreed to allow Mr. Lerner to include all of the shares received by him pursuant to the APRS acquisition in this registration in consideration of Mr. Lerner's agreement to pay the lesser of one-half of the Company's expenses in effecting this registration or $6,000.

     The following table states the number of shares of Common Stock of the Company beneficially owned by the Selling Shareholders as of June 30, 1997, and the number of such shares which may be sold for the account of the Selling Shareholders.


                     Relationship to         Beneficial Ownership                                  Beneficial Ownership
Beneficial Owner         Company           Prior to the Offering(1)        Shares Offered          After the Offering(2)
----------------         -------           ------------------------        --------------          ---------------------
                                           Shares          Percentage                            Shares           Percentage
                                           ------          ----------                            ------           ----------

Joel Shaps         President, PRG          281,250              *           100,000              181,250               *
                   Manufacturing and
                   High Technology
                   Division

Shealagh Meehan    Vice President, PRG      75,000              *            37,500               37,500               *
                   Manufacturing and
                   High Technology
                   Division

Carol and Richard  Auditors                 37,500(3)           *            16,000               21,500(3)            *
Leavitt

Louis D. Lerner    Vice President, PRG      13,059              *            13,059                 ___                *
                   Healthcare and
                   Energy Division



------------------------

(1) Percentage is the percentage of outstanding shares of each class of Common Stock beneficially owned as of June 30, 1997. As of such date, 18,230,149 shares of Common Stock were outstanding.

(2)  Assumes all offered securities will be sold.

(3) Includes 18,750 shares of Common Stock which Mr. and Mrs. Leavitt currently have the right to purchase from Mr. Shaps.

*Less than one percent.

                              PLAN OF DISTRIBUTION

     The Shares covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on The Nasdaq Stock Market or otherwise, at prices related to the then current market price or in negotiated transactions, including one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Shareholders that they have not made any arrangements relating to the distribution of the Shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated.

     In offering the Shares covered hereby, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. None of the Shares covered by this Prospectus presently qualify for sale pursuant to Rule 144 and it is not anticipated that any Shares will so qualify during the effectiveness of the Registration Statement in which this Prospectus is contained.

     The Company has advised the Selling Shareholders that during such time as they may be engaged in a distribution of Shares covered hereby, they are required to comply with Regulation M under the Exchange Act as described below and, in connection therewith, that they may not engage in any stabilization activity in connection with the Company's Common Stock, are required to furnish to each purchaser and/or broker-dealer through which Shares covered hereby may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under the Exchange Act. Each Selling Shareholder has agreed to inform the Company when the distribution of his or her Shares is completed.

     Regulation M under the Exchange Act also prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

     This offering will terminate on the earlier of 90 days from the date hereof or the date on which all Shares offered hereby have been sold by the Selling Shareholder.

     In order to comply with certain states' securities laws, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the Shares may not be sold in certain states unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.


                                  LEGAL MATTERS

     Certain legal matters in connection with the Common Stock covered by this Prospectus are being passed upon by Arnall Golden & Gregory, LLP. Jonathan Golden, the sole stockholder of Jonathan Golden P.C. (a partner of Arnall Golden & Gregory, LLP), is a director of the registrant. As of the date hereof, attorneys with Arnall Golden & Gregory, LLP beneficially own an aggregate of approximately 1,100,000 shares of the registrant's Common Stock.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in the Company's Form 10-K for the year ended December 31, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock, no par value per share, offered hereby.

Securities and Exchange Commission Registration Fee.....     $       845.42
                                                               --------------
Nasdaq Listing Fee......................................              n.a.
                                                               --------------
Blue Sky Fees and Expenses..............................              n.a.
                                                               --------------
Legal Fees and Expenses.................................     $       6,000
                                                               --------------
Accounting Fees.........................................     $       6,000
                                                               --------------
Printing and Engraving Costs............................              n.a.
                                                               --------------
Transfer Agent's Fee....................................              n.a.
                                                               --------------
Miscellaneous Expenses..................................              n.a.
                                                               --------------
TOTAL...................................................     $     12,845.42
                                                               ==============




ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 8 of the Company's Articles of Incorporation and Article VII of the Company's Bylaws set forth the extent to which the Company's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Georgia Business Corporation Code, as amended from time to time. Under these indemnification provisions, the Company is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred by such party in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was made a party, or in defense to any claim, issue or matter therein, by reason of the fact that such person is or was a director or officer of the Company or who, while a director of officer of the Company, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Company also is required to indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the name of the Company, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he or she is or was a director or officer of the Company who, while a director or officer of the Company, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company may also provide advances of expenses incurred by a director or officer in defending such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he or she has met certain standards of conduct and an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is entitled to indemnification by the Company.

     The Company's Articles of Incorporation contain a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breach of the fiduciary duty of care or any other duty as a director.

     The Company has entered into indemnification agreements (the "Indemnification Agreements") with each of its directors and certain executive officers. The Indemnification Agreements set forth certain procedural matters relating to indemnification, including the manner in which an indemnified party may make a claim and the right of an indemnified party to court adjudication of his or her claim if indemnification is denied by the Company.

     The Company has obtained an insurance policy insuring the directors and officers of the Company against certain liabilities, including liabilities under the 1933 Act.

     Pursuant to the Underwriting Agreement entered into by the Company in connection with its initial public offering of common stock, the Underwriters thereunder have agreed to indemnify the directors and officers of the Company and certain other persons against certain civil liabilities.


ITEM 16.  EXHIBITS

        a.     Exhibits:

Exhibit
Number         Description

4*             Form of Common Stock certificate.
5**            Opinion of Arnall Golden & Gregory, LLP regarding legality.
23.1**         Consent of Arnall Golden & Gregory, LLP (contained in Exhibit 5).
23.2**         Consent of KPMG Peat Marwick LLP.

----------

     * INCORPORATED BY REFERENCE TO THE SAME EXHIBIT NUMBER IN THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-1 (NO. 333-1086).

    **   FILED HEREWITH.


ITEM 17.  UNDERTAKINGS

The  undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 22, 1997.

                                   THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.



                                   By:  John M. Cook
                                        ----------------------------------------
                                        John M. Cook, Chairman of the Board,
                                        Chief Executive Officer and President



                                   POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John M. Cook, Clinton McKellar, Jr. and Donald E. Ellis, Jr. and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any related registration statement filed pursuant to Rule 462 promulgated pursuant to the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                               Title                              Date

John M. Cook         Chairman of the Board and Director, Chief    July 22, 1997
-------------------
John M. Cook         Executive Officer and President
                     (Principal Executive Officer)


Donald E. Ellis, Jr. Senior Vice President, Chief Financial       July 22, 1997
-------------------
Donald E. Ellis, Jr. Officer and Treasurer

                     (Principal Financial Officer)
Michael R. Melton
-------------------   Vice President-Finance                      July 22, 1997
Michael R. Melton    (Principal Accounting Officer)


John M. Toma          Vice Chairman and Director                  July 22, 1997
-------------------
John M. Toma


Stanley B. Cohen
------------------    Director                                    July 22, 1997
Stanley B. Cohen

Jonathan Golden
---------------------   Director                                  July 22, 1997
Jonathan Golden


Garth H. Greimann
--------------------    Director                                  July 22, 1997
Garth H. Greimann


Fred W. I. Lachotzki
--------------------    Director                                  July 22, 1997
Fred W. I. Lachotzki


E. James Lowrey
-------------------     Director                                  July 22, 1997
E. James Lowrey